-------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): December 12, 1996 (September 3, 1996)


                                   CIBER, INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                Delaware                  0-23488           38-2046833
-------------------------------------------------------------------------------
     (State or Other Jurisdiction       (Commission      (I.R.S. Employer
          of Incorporation)             File Number)    Identification No.)


            5251 DTC Parkway, Suite 1400, Englewood, Colorado  80111
-------------------------------------------------------------------------------
               (Address of principal executive offices, zip code)


       Registrant's telephone number, including area code: (303) 220-0100


-------------------------------------------------------------------------------
           Former Name or Former Address if Changed Since Last Report

ITEM 5.  OTHER EVENTS

     On September 3, 1996, Spectrum Technology Group, Inc. ("Spectrum") merged with the Company in a business combination accounted for as a pooling of interests. The Company issued 853,116 shares of common stock $.01 par value ("Common Stock") in exchange for all of the outstanding common stock of Spectrum. Accordingly, the Company's consolidated financial statements, which are included herein, have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of Spectrum with those of the Company.

     In addition, since September 30, 1996, the Company has completed the three following business combinations:

     On November 26, 1996, Technology Management Group, Inc. ("TMG") merged with a subsidiary of the Company. The business combination will be accounted for as a pooling of interests. The Company issued 242,176 shares of its Common Stock and granted options to purchase 163,003 shares of Common Stock (at an aggregate exercise price of approximately $547,000), in exchange for all of the outstanding common stock and the cancellation of stock options of TMG.

     On November 27, 1996, Technical Support Group, Inc. ("TSG") merged with a subsidiary of the Company. This business combination will be accounted for as a pooling of interests. The Company issued 370,373 shares of Common Stock and assumed TSG's liabilities in exchange for all of the assets of TSG.

     On December 2, 1996, the Company acquired CIBER Network Services, Inc. ("CNSI") for which it paid consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed approximately $800,000 in net liabilities, resulting in a total purchase price of approximately $4.5 million. Approximately $898,000 of liabilities assumed were notes payable by CNSI to Bobby G. Stevenson and members of his family. This debt was paid in its entirety at closing. Additionally, contingent consideration of up to an additional $2.6 million will be paid to the sellers if CNSI achieves certain performance objectives in each of the 12-month periods ending October 31, 1997, 1998 and 1999. The contingent consideration, if earned, will be payable at the sellers' option in Common Stock, at the then prevailing market price for Common Stock, or in cash. This acquisition will be accounted for as a purchase. The Company will record goodwill of approximately $4.5 million, which will be amortized over 15 years. Any contingent consideration paid will be accounted for as additional goodwill. For income tax purposes this acquisition was a non-taxable transaction.

     The consolidated financial statements included herein have not been restated to reflect the TMG and the TSG poolings of interests in November 1996 and also do not reflect the purchase of CNSI in December 1996.

     Finally, in October 1996, Richard A. Montoni joined the Company as its new Executive Vice President/Chief Financial Officer and as a director. Mr. Montoni was formerly a partner with KPMG Peat Marwick LLP. The Employment Agreement between the Company and Mr. Montoni and the CIBER, Inc. Salary Continuation Retirement Plan for Mr. Montoni are attached as exhibits hereto.

ITEM 7.  FINANCIAL STATEMENTS, FINANCIAL INFORMATION AND EXHIBITS

     (a)            Financial statements of businesses acquired.

                    Not applicable.

     (b)            Financial information.

                    CIBER, Inc. and subsidiaries consolidated financial statements.

     (c)            Exhibits

                    Exhibit No.        Exhibit
                    -----------        -------
                       10.1            Employment Agreement between the
                                       Company and Richard A. Montoni

                       10.2 CIBER, Inc. Salary Continuation Retirement Plan for Richard A. Montoni

                       23.1            Consent of KPMG Peat Marwick LLP

                          CIBER, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Consolidated Financial Statements of CIBER, Inc. and subsidiaries:

Independent Auditors' Report..............................................  F-2

Consolidated Balance Sheets -- June 30, 1995 and 1996, and (unaudited)
  September 30, 1996......................................................  F-3

Consolidated Statements of Operations -- Years Ended June 30, 1994, 1995
  and 1996, and (unaudited) three months ended September 30, 1995 and
  1996....................................................................  F-4

Consolidated Statements of Stockholders' Equity -- Years Ended June 30,
  1994, 1995 and 1996, and (unaudited) three months ended September 30,
  1996....................................................................  F-5

Consolidated Statements of Cash Flows -- Years Ended June 30, 1994, 1995
  and 1996, and (unaudited) three months ended September 30, 1995 and
  1996....................................................................  F-6

Notes to Consolidated Financial Statements................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CIBER, Inc.:

    We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

                                          KPMG Peat Marwick LLP

Denver, Colorado
August 6, 1996, except as to
  the first and second paragraphs
  of Note 2, which are as of
  October 28, 1996.

                          CIBER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                       JUNE 30,
                                                                 --------------------  SEPTEMBER 30,
                                                                  1995(1)    1996(1)       1996
                                                                 ---------  ---------  -------------
                                                                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents....................................  $   2,335  $  17,071    $  19,401
  Accounts receivable..........................................     26,305     34,969       34,732
  Prepaid expenses and other assets............................        697        628        1,134
  Income taxes.................................................     --         --              195
  Deferred income taxes........................................     --            417       --
                                                                 ---------  ---------  -------------
    Total current assets.......................................     29,337     53,085       55,462
                                                                 ---------  ---------  -------------
Property and equipment, at cost................................      3,250      4,992        5,624
Less accumulated depreciation and amortization.................     (1,735)    (2,508)      (2,712)
                                                                 ---------  ---------  -------------
  Net property and equipment...................................      1,515      2,484        2,912
                                                                 ---------  ---------  -------------
Intangible assets, net.........................................     12,693     12,775       17,148
Deferred income taxes..........................................        440        458          530
Other assets...................................................        445        920          857
                                                                 ---------  ---------  -------------
    Total assets...............................................  $  44,430  $  69,722    $  76,909
                                                                 ---------  ---------  -------------
                                                                 ---------  ---------  -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank revolving lines of credit...............................  $   5,800  $  --        $  --
  Notes payable................................................        110     --           --
  Trade payables...............................................      1,606      1,521        1,829
  Accrued compensation.........................................      6,598      6,670        9,588
  Accrued expenses and other liabilities.......................      1,537      2,584        2,161
  Income taxes payable.........................................        792        640       --
  Deferred income taxes........................................      1,885     --            1,654
                                                                 ---------  ---------  -------------
    Total current liabilities..................................     18,328     11,415       15,232
Long-term acquisition costs payable............................        300        200          200
                                                                 ---------  ---------  -------------
    Total liabilities..........................................     18,628     11,615       15,432
                                                                 ---------  ---------  -------------
Stockholders' equity:
  Preferred stock, $0.01 par value, 5,000,000 shares
    authorized, no shares issued...............................     --         --           --
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    15,182,000, 17,790,000, and 17,935,000 shares issued and
    outstanding................................................        152        178          179
  Additional paid-in capital...................................     13,515     37,237       41,102
  Retained earnings............................................     12,135     20,692       20,196
                                                                 ---------  ---------  -------------
    Total stockholders' equity.................................     25,802     58,107       61,477
                                                                 ---------  ---------  -------------
Commitments and contingencies
    Total liabilities and stockholders' equity.................  $  44,430  $  69,722    $  76,909
                                                                 ---------  ---------  -------------
                                                                 ---------  ---------  -------------

--------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 THREE MONTHS ENDED
                                                    YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                               -------------------------------  --------------------
                                                1994(1)    1995(1)    1996(1)    1995(1)     1996
                                               ---------  ---------  ---------  ---------  ---------
                                                                                    (UNAUDITED)
Revenues.....................................  $  87,933  $ 130,458  $ 172,151  $  38,258  $  49,489
Salaries, wages and other direct costs.......     60,200     89,334    118,458     26,000     33,431
Selling, general and administrative
  expenses...................................     23,154     30,771     37,188      8,654     10,656
Amortization of intangible assets............        690      1,377      1,777        437        517
Merger costs.................................     --          1,075        901     --            597
                                               ---------  ---------  ---------  ---------  ---------
  Operating income...........................      3,889      7,901     13,827      3,167      4,288
Interest income..............................        103         61        664         16        212
Interest expense.............................       (293)      (289)      (210)      (104)    --
                                               ---------  ---------  ---------  ---------  ---------
  Income before income taxes.................      3,699      7,673     14,281      3,079      4,500
Income tax expense...........................      1,351      3,208      4,988      1,158      2,866
                                               ---------  ---------  ---------  ---------  ---------
  Net income.................................  $   2,348  $   4,465  $   9,293  $   1,921  $   1,634
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
Pro forma information (unaudited) (Note
  1(j)):
  Historical net income......................  $   2,348  $   4,465  $   9,293  $   1,921  $   1,634
  Pro forma adjustment to income tax
    expense..................................         (4)       121       (533)       (50)       969
                                               ---------  ---------  ---------  ---------  ---------
  Pro forma net income.......................  $   2,344  $   4,586  $   8,760  $   1,871  $   2,603
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
  Pro forma income per common and common
    equivalent share.........................  $    0.16  $    0.27  $    0.48  $    0.11  $    0.14
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------
Weighted average common and common equivalent
  shares.....................................     14,378     16,893     18,305     17,200     19,069
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                  COMMON STOCK        ADDITIONAL                    TOTAL
                                                            ------------------------    PAID-IN     RETAINED    STOCKHOLDERS'
                                                              SHARES       AMOUNT       CAPITAL     EARNINGS       EQUITY
                                                            -----------  -----------  -----------  -----------  -------------
BALANCES AT JULY 1, 1993(1)...............................      11,586    $     116    $     423    $   6,209     $   6,748
Stock or stock option redemption..........................      --           --               (2)         (33)          (35)
Issuance of common stock for options exercised............         400            4          369       --               373
Common stock issued in initial public offering, net of
  offering costs of $1,200................................       2,950           30       10,557       --            10,587
Issuance of common stock in connection with acquisition...         120            1          499       --               500
Compensation expense related to stock options.............      --           --                7       --                 7
Net income................................................      --           --           --            2,348         2,348
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT JUNE 30, 1994(1)..............................      15,056          151       11,853        8,524        20,528
Issuance of common stock for options exercised of merged
  company.................................................      --           --               85       --                85
Stock redemption of merged company........................      --           --              (35)      --               (35)
Issuance of common stock for options exercised............          86            1           59       --                60
Sale of common stock under employee stock purchase plan...          16       --               72       --                72
Tax benefit from exercise of stock options................      --           --              422       --               422
Termination of S corporation tax status of merged
  company.................................................      --           --              854         (854)       --
Reversal of deferred compensation liability...............      --           --               86       --                86
Issuance of common stock in connection with acquisition...          24       --              100       --               100
Compensation expense related to stock options.............      --           --               19       --                19
Net income................................................      --           --           --            4,465         4,465
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT JUNE 30, 1995(1)..............................      15,182          152       13,515       12,135        25,802
Issuance of common stock for options exercised............         582            6          444       --               450
Sale of common stock under employee stock purchase plan...          90            1          797       --               798
Common stock issued in public offering, net of offering
  costs of $1,532.........................................       1,912           19       18,971       --            18,990
Sale of common stock......................................      --           --               12       --                12
Tax benefit from exercise of stock options................      --           --            2,643       --             2,643
Termination of S corporation tax status of merged
  company.................................................      --           --              736         (736)       --
Issuance of common stock in connection with acquisition...          24       --              100       --               100
Compensation expense related to stock options.............      --           --               19       --                19
Net income................................................      --           --           --            9,293         9,293
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT JUNE 30, 1996(1)..............................      17,790          178       37,237       20,692        58,107
Issuance of common stock for options exercised............         121            1          213       --               214
Sale of common stock under employee stock purchase plan...          24       --              328       --               328
Sale of common stock......................................      --           --               30       --                30
Tax benefit from exercise of stock options................      --           --            1,141       --             1,141
Compensation expense related to stock and stock options...      --           --               23       --                23
Termination of S corporation tax status of merged
  company.................................................      --           --            2,130       (2,130)       --
Net income................................................      --           --           --            1,634         1,634
                                                            -----------       -----   -----------  -----------  -------------
BALANCES AT SEPTEMBER 30, 1996 (UNAUDITED)................      17,935    $     179    $  41,102    $  20,196     $  61,477
                                                            -----------       -----   -----------  -----------  -------------
                                                            -----------       -----   -----------  -----------  -------------

------------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                                        YEARS ENDED JUNE 30,           SEPTEMBER 30,
                                                                   -------------------------------  --------------------
                                                                    1994(1)    1995(1)    1996(1)    1995(1)     1996
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.....................................................  $   2,348  $   4,465  $   9,293  $   1,921  $   1,634
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................      1,050      1,922      2,567        581        809
    Deferred income taxes........................................         (9)       240     (1,277)        84        956
    Compensation expense related to stock and stock options......          7         19         19          4         23
    Changes in operating assets and liabilities, net of the
      effect of acquisitions:
    Accounts receivable..........................................     (3,054)    (8,268)    (8,664)    (1,732)       237
    Intangible assets............................................     --         --           (127)      (127)      (140)
    Other current and long-term assets...........................       (133)      (298)      (405)      (606)      (443)
    Trade payables...............................................        670        519        (85)        14        308
    Accrued compensation.........................................      1,740      1,153         47      2,035      2,873
    Income taxes.................................................        277        215       (152)       265       (835)
    Other liabilities............................................       (663)       669        983       (402)      (423)
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities................      2,233        636      2,199      2,037      4,999
                                                                   ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES:
  Acquisitions...................................................     (9,920)    (5,213)    (1,725)      (956)    (4,980)
  Purchases of property and equipment............................       (481)      (917)    (1,678)      (239)      (445)
  (Purchases) sales of short-term investments....................     (1,024)     1,140     --         --         --
  Advances to affiliates.........................................     (9,083)    --         --         --         --
  Payments from affiliates.......................................     10,402     --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities....................    (10,106)    (4,990)    (3,403)    (1,195)    (5,425)
                                                                   ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES:
  Net borrowings (payments) on bank lines of credit..............     (2,280)     4,131     (5,800)      (700)    --
  Proceeds from sales of common stock, net.......................     10,960        217     20,250        147        572
  Current tax benefit from exercise of stock options.............     --            422      1,600        379      2,184
  Payments on notes payable......................................        (65)       (55)      (110)      (110)    --
  Redemption of stock or stock option............................        (35)       (35)    --         --         --
  Payments on notes payable-related party........................       (304)    --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities......      8,276      4,680     15,940       (284)     2,756
                                                                   ---------  ---------  ---------  ---------  ---------
        Net increase in cash and cash equivalents................        403        326     14,736        558      2,330
  Cash and cash equivalents, beginning of period.................      1,606      2,009      2,335      2,335     17,071
                                                                   ---------  ---------  ---------  ---------  ---------
  Cash and cash equivalents, end of period.......................  $   2,009  $   2,335  $  17,071  $   2,893  $  19,401
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Supplemental cash flow information:
  Cash paid for interest.........................................  $     200  $     291  $     213  $     100  $  --
  Cash paid for income taxes.....................................        957      1,946      4,738        445        366
Supplemental noncash investing and financing activities:
  Increase in liabilities to acquire assets in acquisitions......      2,093        225     --         --         --
  Decrease in current liabilities due to reversal of deferred
    compensation liability.......................................     --             86     --         --         --
  Issuance of common stock in connection with acquisition........        500        100        100     --         --

------------------------------

(1) Restated for Spectrum pooling of interests -- See Note 2.

          See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1994, 1995 AND 1996
     (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE MONTH PERIODS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) NATURE OF OPERATIONS

    CIBER, Inc. ("CIBER" or the "Company") is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions to business problems, package software implementation, system life-cycle project responsibility, millennium date change conversion services, and networking procurement and engineering services. As of September 30, 1996, CIBER has approximately 2,000 consultants operating out of over 30 offices in over 20 states, plus one office in each of two foreign countries.

    The Company's core business is application software staff supplementation and is provided by the CIBER Information Services ("CIS") division. The Company provides strategic technology services through its wholly-owned subsidiaries:
Spectrum Technology Group, Inc. ("Spectrum") and Business Information Technology, Inc. ("BIT"). Spectrum provides management consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft, Inc. ("PeopleSoft") software.

(B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(C) CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market funds.

(D) PROPERTY AND EQUIPMENT

    Property and equipment, which consists primarily of office equipment and furniture, is stated at cost. Repair and maintenance costs are charged to expense. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives, ranging primarily from five to seven years. Depreciation expense was $360,000, $545,000 and $790,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

(E) INTANGIBLE ASSETS

    Intangible assets consist of client lists, goodwill, noncompete agreements and software license costs. Client lists are amortized over the estimated useful lives ranging from two to eight years. Goodwill is amortized over 12 to 15 years. Noncompete agreements and software license costs are amortized over the terms of the contracts, which range from two to eight years. Amortization is recorded using the straight-line method.

                          CIBER, INC. AND SUBSIDIARIES

    Intangible assets will be reviewed for impairment when events indicate the carrying amount of intangible assets may not be recoverable. Events that may indicate a need to assess recoverability include significant changes in business conditions, continuing losses or a forecasted inability to achieve at least break-even operating results over a long period. Management does not believe current events or circumstances provide evidence that intangible assets have been impaired. Impairments would be considered to exist when the estimated non-discounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Impairment, if any, will be measured based on forecasted future discounted operating cash flows.

(F) REVENUE RECOGNITION

    The Company recognizes revenue on contracts as services are rendered. Revenues include reimbursable expenses directly incurred in providing services to clients. Reimbursable expenses totaled $2,368,000, $3,896,000 and $4,610,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

(G) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

    During the quarter ended December 31, 1995, Spectrum elected S corporation status for federal income tax purposes, effective for its tax year ended December 31, 1995. As an S corporation, Spectrum was generally not subject to income taxes. As a result of the change in Spectrum's tax status, income tax expense for the quarter ended December 31, 1995 includes a tax benefit of $818,000, resulting from the elimination of Spectrum's net deferred tax liability. Thereafter, no provision for income taxes is included in the consolidated financial statements for the operations of Spectrum prior to its merger with CIBER. Upon Spectrum's merger with CIBER, Spectrum's S corporation status was terminated and the Company has recorded a one-time income tax expense of $1,202,000 to record the net deferred tax liability of Spectrum at the merger date.

    Prior to their merger with the Company, Practical Business Solutions, Inc. ("PBSI"), and Spencer & Spencer Systems, Inc. ("SSSI") each had elected S corporation status for U.S. federal income tax purposes, and therefore were generally not subject to income taxes. Accordingly, no provision for income taxes is included in the consolidated financial statements for the operations of these companies prior to their merger with CIBER. The related net deferred tax liability at the merger date has been recorded as income tax expense. See note 1(j).

(H) STOCK SPLIT

    The Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend payable on June 14, 1996, to stockholders of record on May 31, 1996. As a result of the stock split, an additional 8,468,000 common shares were issued. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split. In addition, all

                          CIBER, INC. AND SUBSIDIARIES
references in the consolidated financial statements to number of common shares, per share amounts and stock option data have been restated.

(I) STOCK-BASED COMPENSATION

    CIBER uses the intrinsic value-based method for measuring stock-based compensation cost, which measures compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. CIBER generally grants stock options at fair market value at the date of grant.

(J) PRO FORMA NET INCOME

    To properly reflect the Company's pro forma net income, the net income of Spectrum, PBSI and SSSI, which was not subject to income taxes because of their S corporation status, has been tax effected and included in the pro forma adjustment to income tax expense in the accompanying consolidated statements of operations. This adjustment was computed as if the merged companies had been taxable entities subject to federal and state income taxes for all periods prior to their merger with CIBER at the marginal rates applicable in such periods.

    The pro forma adjustment to income tax expense for the year ended June 30, 1996 has also been effected to exclude an income tax benefit of $818,000, representing the tax benefit resulting from Spectrum's conversion to an S corporation. In addition, the pro forma adjustment to income tax expense for the years ended June 30, 1995 and 1996 and for the three months ended September 30, 1996 has been effected to exclude income tax expense of $284,000, $475,000 and $1,202,000, respectively, representing the one-time tax expense resulting from the termination of the S corporation status of SSSI, PBSI and Spectrum.

(K) PRO FORMA INCOME PER COMMON AND COMMON EQUIVALENT SHARE

    Pro forma income per common and common equivalent share is computed on the basis of weighted average number of shares outstanding during the period and common equivalent shares. Common equivalent shares of 1,906,000, 1,806,000 and 1,561,000 in fiscal 1994, 1995 and 1996, respectively, and 1,964,000 and
1,244,000 for the three months ending September 30, 1995 and 1996, respectively, consist of stock options, determined using the treasury stock method. Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares issued during the twelve-month period prior to the Company's initial public offering in March 1994 at prices less than the initial public offering price have been included in the calculation as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method and the initial public offering price). In addition, the shares and the options issued in connection with business combinations accounted for as a pooling of interests have been treated as if they had been issued and outstanding for all periods prior to the merger.

(L) ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          CIBER, INC. AND SUBSIDIARIES

(M) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Unless otherwise stated herein, the fair value of the Company's financial instruments approximate their carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market rates.

(N) UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

    The consolidated financial statements as of September 30, 1996 and for the three months ended September 30, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows. Information in the notes to consolidated financial statements that relate to the interim unaudited consolidated financial statements is also unaudited. The operating results for the three months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997.

(2) POOLINGS OF INTERESTS

    On September 3, 1996, Spectrum merged with CIBER in a business combination accounted for as a pooling of interests. CIBER issued 853,116 shares of common stock in exchange for all of the outstanding common stock of Spectrum. Accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of Spectrum with those of the Company.

    Revenues, net income (loss) and pro forma net income of the separate companies and of the two companies combined were (in thousands):

                                                              CIBER
                                                               (AS
                                                           PREVIOUSLY
                                                            REPORTED)     SPECTRUM     COMBINED
                                                          -------------  -----------  ----------
Three months ended September 30, 1996:
  Revenues..............................................   $    45,292    $   4,197   $   49,489
  Net income (loss).....................................         2,169         (535)       1,634
  Pro forma net income..................................         2,169          434        2,603
Year ended June 30, 1996:
  Revenues..............................................   $   156,873    $  15,278   $  172,151
  Net income............................................         8,142        1,151        9,293
  Pro forma net income..................................         8,531          229        8,760
Year ended June 30, 1995:
  Revenues..............................................   $   120,151    $  10,307   $  130,458
  Net income............................................         4,175          290        4,465
  Pro forma net income..................................         4,296          290        4,586
Year ended June 30, 1994:
  Revenues..............................................   $    79,810    $   8,123   $   87,933
  Net income............................................         2,262           86        2,348
  Pro forma net income..................................         2,258           86        2,344

    In May 1996, PBSI merged with CIBER in a business combination accounted for as a pooling of interests. In connection with the merger of PBSI with CIBER, the Company incurred merger costs of $901,000, which were expensed in the quarter ended June 30, 1996. In fiscal 1995, SSSI and BIT merged with CIBER in business combinations each accounted for as a pooling of interests. In connection with the

                          CIBER, INC. AND SUBSIDIARIES
mergers of SSSI and BIT, the Company incurred merger costs of $1,075,000, which were expensed in the quarter ended June 30, 1995. The Company's consolidated financial statements include the accounts and operations of SSSI, BIT and PBSI for all periods prior to the respective merger.

(3) ACQUISITIONS

    From July 1, 1993 through September 30, 1996, CIBER made the acquisitions set forth below. Each of these acquisitions has been accounted for under the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition. Pro forma results of operations have not been presented because the effects were not material to revenues or net income.

    BUSINESS SYSTEMS DEVELOPMENT DIVISION -- In July 1996, the Company acquired certain assets, liabilities and all of the business operations of the Business Systems Development division of DataFocus, Inc., Fairfax, Virginia, a subsidiary of KTI, Inc. The aggregate purchase price was $4,980,000, of which $4,751,000 has been allocated to goodwill and $229,000 has been allocated to other net assets. This division provides Microsoft technology-based computer software consulting services.

    OASYS, INC. -- In March 1996, the Company acquired certain assets and all of the business operations of Oasys, Inc., located near Columbus, Ohio. The consideration paid for this acquisition was $769,000 in cash. The excess of the purchase price over the estimated fair value of net assets acquired amounted to $740,000, which has been accounted for as goodwill. In addition, if the operations acquired achieve certain levels of revenue, the Company would be required to pay, through December 31, 1998, additional cash consideration to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill.

    MINNESOTA BRANCH -- In September 1995, the Company acquired certain assets and liabilities and all of the business operations of the Rochester, Minnesota branch office of Broadway & Seymour, Inc. The consideration paid for this acquisition was $956,000 in cash and the assumption of $16,000 of net liabilities. The excess of the purchase price over the estimated fair value of net assets acquired amounted to $972,000, which has been accounted for as goodwill.

    INTERFACE SYSTEMS, INC. ("ISI") -- In January 1995, the Company acquired certain assets and all of the business operations of ISI, located in Holmdel, New Jersey. The consideration for the acquisition was $3,350,000. In addition, if the operations acquired achieve certain levels of income, the Company will be required to pay annually, through December 31, 1997, additional consideration in the form of shares of common stock to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill. The aggregate purchase price was allocated, based upon fair values, to: client lists $1,771,000, goodwill $1,500,000, noncompete agreements $60,000 and other assets $19,000.

    C.P.U., INC. ("CPU") -- In June 1994, the Company acquired certain assets and all of the business operations of CPU, located in Rochester, New York. The total consideration for this acquisition was $12,359,000, of which $9,859,000 was paid in cash at closing, $1,500,000 was paid in fiscal 1995, $500,000 was paid through the issuance of common stock of the Company, and $500,000 of common stock issuable in equal installments over five years. The first two of these stock issuances had been made as of June 30, 1996. The aggregate purchase price was allocated, based upon fair values, to: client lists $5,000,000, goodwill $4,500,000, noncompete agreements $600,000, accounts receivable $2,163,000 and other net assets $96,000.

                          CIBER, INC. AND SUBSIDIARIES

(4) INTANGIBLE ASSETS

    Intangible assets consist of the following at June 30, 1995 and 1996 (in thousands):

                                                                            1995       1996
                                                                          ---------  ---------
Goodwill................................................................  $   5,975  $   7,687
Client lists............................................................      6,872      6,872
Noncompete agreements...................................................      2,725      2,845
Software license costs..................................................        310        337
                                                                          ---------  ---------
                                                                             15,882     17,741
Less accumulated amortization...........................................     (3,189)    (4,966)
                                                                          ---------  ---------
                                                                          $  12,693  $  12,775
                                                                          ---------  ---------
                                                                          ---------  ---------

(5) BANK REVOLVING LINES OF CREDIT

    The Company has a revolving line of credit agreement with a bank providing for outstanding borrowings of up to 80% of eligible accounts receivable with a maximum borrowing of $15,000,000. Outstanding borrowings bear interest at the bank's prime rate (8.25% at June 30, 1996). Borrowings under the agreement are collateralized by substantially all the assets of the Company. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion.

    The terms and conditions of the credit agreement include several covenants, including those whereby the Company agrees to the maintenance of a certain tangible net worth and debt service coverage ratios and imposes limits on the incurrence of additional indebtedness. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

    At June 30, 1996, Spectrum had a $650,000, unsecured, revolving line of credit with a bank. Outstanding borrowings bear interest at the bank's prime rate. No borrowings were outstanding at June 30, 1996.

(6) LEASES

    The Company has several noncancelable operating leases for office space. Rental expense for operating leases totaled $1,456,000, $1,804,000 and $1,835,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

    Future minimum lease payments as of June 30, 1996 are (in thousands):

Year ending June 30:
  1997..............................................................  $   1,580
  1998..............................................................      1,414
  1999..............................................................      1,216
  2000..............................................................        585
  2001..............................................................         90
                                                                      ---------
    Total minimum lease payments....................................  $   4,885
                                                                      ---------
                                                                      ---------

                          CIBER, INC. AND SUBSIDIARIES

(7) INCOME TAXES

    Income tax expense (benefit) for the years ended June 30, 1994, 1995 and 1996 consists of the following (in thousands):

                                                                                        1994       1995       1996
                                                                                      ---------  ---------  ---------
Current:
  Federal...........................................................................  $   1,230  $   2,555  $   5,246
  State and local...................................................................         95        354        909
  Foreign...........................................................................         35         59        110
                                                                                      ---------  ---------  ---------
                                                                                          1,360      2,968      6,265
                                                                                      ---------  ---------  ---------
Deferred:
  Federal...........................................................................        (15)       198     (1,083)
  State and local...................................................................          6         42       (194)
                                                                                      ---------  ---------  ---------
                                                                                             (9)       240     (1,277)
                                                                                      ---------  ---------  ---------
    Income tax expense..............................................................  $   1,351  $   3,208  $   4,988
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    Actual income tax expense for the years ended June 30, 1994, 1995 and 1996 differed from the amounts computed by applying the expected U.S. federal income tax rate to income before income taxes as a result of the following (in thousands):

                                                                                   1994         1995         1996
                                                                                -----------  -----------  -----------
Computed expected tax expense at 34.0%........................................  $   1,258    $   2,609    $   4,856
Increase (decrease) in income taxes resulting from:
  State and local income taxes, net of federal income tax benefit.............         67          257          556
  Nondeductible merger costs..................................................         --          236           38
  Termination of S corporation status of merged companies.....................         --          284          475
  Conversion of merged company to an S corporation............................         --           --         (818)
  S corporation income of merged companies....................................         (4)         (96)        (161)
  Other.......................................................................         30          (82)          42
                                                                                -----------  -----------  -----------
    Income tax expense........................................................  $   1,351    $   3,208    $   4,988
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------
  Effective tax rate..........................................................       36.5%        41.8%        34.9%
                                                                                -----------  -----------  -----------
                                                                                -----------  -----------  -----------

    For the year ended June 30, 1996, the Company recognized $2,643,000 as a direct increase to additional paid-in capital for the tax benefit resulting from the exercise of stock options. Of this amount, $1,600,000 reduced income taxes payable at June 30, 1996 and $1,043,000 is included in deferred tax assets, which will be used to reduce income taxes payable for the year ending June 30, 1997.

                          CIBER, INC. AND SUBSIDIARIES

    The components of the net deferred tax asset or liability at June 30, 1995 and 1996 are as follows (in thousands):

                                                                                       1995       1996
                                                                                     ---------  ---------
Deferred tax assets:
  Intangible assets, due to differences in amortization periods....................  $     176  $     458
  Accounts payable.................................................................        234        186
  Accrued expenses, due to accruals not currently tax deductible...................      1,005        443
  Net operating loss carryforwards of BIT..........................................        264     --
  Future tax benefit of stock options exercised....................................     --          1,043
  Other............................................................................          4     --
                                                                                     ---------  ---------
                                                                                         1,683      2,130
                                                                                     ---------  ---------
Deferred tax liabilities:
  Accounts receivable..............................................................     (3,128)    (1,255)
                                                                                     ---------  ---------
    Net deferred tax asset (liability).............................................  $  (1,445) $     875
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Balance sheet classification of net deferred tax asset (liability):
  Deferred tax asset-current.......................................................  $      --  $     417
  Deferred tax asset-long term.....................................................        440        458
  Deferred tax liability-current...................................................     (1,885)    --
                                                                                     ---------  ---------
    Net deferred tax asset (liability).............................................  $  (1,445) $     875
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Deferred taxes related to accounts payable and accounts receivable are primarily related to Spectrum and BIT utilizing the cash basis of accounting for income tax purposes, prior to their merger with CIBER.

(8) STOCKHOLDERS' EQUITY

    On October 29, 1996, the Company's stockholders' approved: (i) an increase in the number of authorized shares of common stock from 20,000,000 to 40,000,000, (ii) an increase in the number of shares of common stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan from 500,000 to 1,000,000, and (iii) an increase in the number of shares of common stock reserved for issuance pursuant to the Company's Equity Incentive Plan (the "Employees' Plan") from 1,000,000 to 2,000,000.

(A) EMPLOYEE STOCK PURCHASE PLAN

    In January 1995, the Company established a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. The Company has reserved 1,000,000 shares of common stock for issuance under the Employee Stock Purchase Plan. During the years ended June 30, 1995 and 1996, employees purchased 16,880 and 90,268 shares of common stock, respectively.

(B) STOCK OPTION PLANS

    1989 PLAN -- The Company established a stock option plan in 1989 that was discontinued during fiscal 1994. The options are 100% vested as of July 1, 1995 and are subject to certain restrictions. The options expire 20 years after the date of grant through 2013.

                          CIBER, INC. AND SUBSIDIARIES

    EMPLOYEES' PLAN -- The Company established in 1994 a stock option plan for employees and has reserved 2,000,000 shares of the Company's authorized but unissued common stock for granting of options. Under this plan, the plan administrators may grant restricted stock, stock options, performance bonuses or any combination thereof to officers, employees and consultants. The number of awards granted annually is determined by the compensation committee of the Board of Directors. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. No portion of the option vests before six months after the date of grant.

    DIRECTORS' PLAN -- The Company also established in 1994 a stock option plan for non-employee directors, and has reserved 100,000 shares of the Company's authorized but unissued common stock for granting of options thereto. Under this plan, stock options are non-discretionary and granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Options become exercisable as determined at the date of grant by the Board of Directors and expire 10 years from the date of grant.

    SSSI OPTION AGREEMENT -- In May 1995, the Company established a stock option plan for Mr. David T. Pieroni as part of the SSSI merger. The Company granted an option to purchase 134,268 shares of common stock at $.005 per share. This option was exercised during the year ended June 30, 1996.

    At June 30, 1996, there were 2,329,322 common shares reserved for stock options (excluding the increase in authorized shares approved by stockholders on October 29, 1996) and options for 1,360,322 common shares were exercisable under the Company's stock option plans.

                          CIBER, INC. AND SUBSIDIARIES

    The following summarizes activity under the Company's 1989, Employees' and Directors' stock option plans:

                                                                          PER SHARE OPTION
                                                   SHARES UNDER OPTION          PRICE
                                                   -------------------  ---------------------
1989 PLAN
Outstanding at June 30, 1993.....................        1,904,560        $    0.46 -  1.06
Granted..........................................          290,626                     1.29
Redeemed.........................................          (34,874)                    0.77
Exercised........................................         (400,000)            0.46 -  1.29
                                                        ----------
Outstanding at June 30, 1994.....................        1,760,312             0.46 -  1.29
Exercised........................................          (85,000)            0.46 -  1.29
                                                        ----------
Outstanding at June 30, 1995.....................        1,675,312             0.46 -  1.29
Exercised........................................         (403,990)            0.46 -  1.29
                                                        ----------
Outstanding at June 30, 1996.....................        1,271,322             0.46 -  1.29
                                                        ----------
                                                        ----------
EMPLOYEES' PLAN
Outstanding at June 30, 1993.....................          --                    --
Granted..........................................          200,000        $    4.17 -  4.40
                                                        ----------
Outstanding at June 30, 1994.....................          200,000             4.17 -  4.40
Granted..........................................          120,000                     4.38
Canceled.........................................          (18,000)                    4.38
                                                        ----------
Outstanding at June 30, 1995.....................          302,000             4.17 -  4.40
Granted (a)......................................          473,894             0.01 - 19.88
Exercised........................................          (42,000)            4.17 -  4.38
Canceled.........................................           (1,000)                   16.38
                                                        ----------
Outstanding at June 30, 1996.....................          732,894             0.01 - 19.88
                                                        ----------
                                                        ----------
DIRECTORS' PLAN
Outstanding at June 30, 1993.....................          --                    --
Granted..........................................           10,000        $            4.00
                                                        ----------
Outstanding at June 30, 1994.....................           10,000                     4.00
Granted..........................................           12,000             4.44 -  6.31
                                                        ----------
Outstanding at June 30, 1995.....................           22,000             4.00 -  6.31
Granted..........................................           14,000            10.75 - 11.63
                                                        ----------
Outstanding at June 30, 1996.....................           36,000             4.00 - 11.63
                                                        ----------
                                                        ----------

------------------------

(a) Includes options for 72,185 shares, at $.01 per share, granted in connection with PBSI's merger with CIBER, which options replaced existing PBSI stock options.

(9) RELATED PARTY TRANSACTIONS

    Prior to the acquisition of CIBER Network Services, Inc. ("CNSI") on December 2, 1996 (see note 12), the Company was a guarantor on an inventory purchase line of credit with AT&T Capital Corporation to CNSI. CNSI was majority owned by certain officers of the Company. Effective October 25, 1996, the maximum borrowings available under this line of credit was increased from $2,000,000 to $3,000,000. As of June 30, 1996 and September 30, 1996, the
outstanding amount under the line of credit was $1,774,000 and $1,239,000, respectively. The highest amount outstanding under the line of credit was $1,896,000 during the year ended June 30, 1995 and $2,000,000 during the year ended June 30, 1996. Certain officers of the Company had also guaranteed this line of credit and had indemnified the Company against losses that

                          CIBER, INC. AND SUBSIDIARIES
might be incurred as a result of its guaranty. As a result of the acquisition of CNSI by CIBER, the officers of CIBER have been released from the guarantees and indemnifications related to this line of credit.

    During the years ended June 30, 1994, 1995 and 1996, CIBER purchased from CNSI several local area networks and various computer equipment and software for approximately $160,000, $268,000 and $923,000, respectively. In January 1994, the Company and CNSI entered into a month-to-month management services agreement, which provided that the Company supply accounting and other administrative services to CNSI at a monthly cost of $2,500.

(10) 401(K) SAVINGS PLAN

    The Company has two savings plans under Section 401(k) of the Internal Revenue Code. Company contributions are determined based on the employee's completed years of service, the employee's contribution and the Company's matching contribution percentage. Company contributions were $418,000, $615,000 and $932,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

    Prior to its merger with CIBER, Spectrum had a non-contributory profit sharing plan. Contributions were made at the discretion of Spectrum's Board of Directors. Spectrum contributions to the plan were $38,000, $71,000 and $156,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

(11) BUSINESS AND CREDIT CONCENTRATIONS

    The Company's clients are located principally throughout the United States. Its revenue and accounts receivable are generally derived from large companies in several industries. One of the Company's clients accounted for 10% and 12% of total revenues for the year ended June 30, 1995 and 1996, respectively. In addition, the Company's five largest clients accounted for, in the aggregate, 27%, 24% and 28% of the Company's total revenues for the years ended June 30, 1994, 1995 and 1996, respectively. The Company has a policy to regularly monitor the creditworthiness of its clients and generally does not require collateral. Historically the Company has not had the need to provide for material uncollectible amounts. Through BIT, the Company has a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. ("PeopleSoft"). Approximately 10%, 13% and 15% of the Company's total revenues for the years ended June 30, 1994, 1995 and 1996, respectively, were generated from over 100 clients implementing PeopleSoft software.

    The Company also has concentrations of credit risk in cash and cash equivalents, which are maintained at recognized financial institutions. The Company performs ongoing financial evaluations of these institutions.

(12) SUBSEQUENT EVENTS (UNAUDITED)

    Subsequent to September 30, 1996, the Company completed the following three business combinations:

    THE TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG") -- On November 26, 1996, TMG merged with CIBER in a business combination that will be accounted for as a pooling of interests. The Company issued 242,176 shares of its common stock and granted options for 163,003 shares of the Company's common stock (at an aggregate exercise price of $546,986) in exchange for all of the outstanding shares of common stock and the cancellation of options of TMG. The CIBER stock options replaced existing TMG stock options. TMG, located in Seattle, Washington, provides consulting services similar to CIBER.

                          CIBER, INC. AND SUBSIDIARIES

    TECHNICAL SUPPORT GROUP ("TSG") -- On November 27, 1996, TSG merged with CIBER in a business combination that will be accounted for as a pooling of interests. The Company issued 370,373 shares of its common stock and assumed all of TSG's liabilities in exchange for all of the assets of TSG. TSG, located in Chicago, Illinois, provides consulting services similar to CIBER.

    The Company's historical consolidated financial statements presented herein have not been restated to reflect the mergers of TMG and TSG, because generally accepted accounting principles prohibit giving effect to a consummated business combination, accounted for by the pooling of interests method, in financial statements that do not include the date of consummation of the business combination. Accordingly, the Company's consolidated financial statements issued in the future will be restated to include the results of operations, financial position, and cash flows of TMG and TSG for all periods prior to their respective merger.

    On December 2, 1996, the Company acquired CNSI, which was majority owned by certain officers of the Company (see note 9), for consideration of approximately $3.7 million consisting of 68,631 shares of its common stock and approximately $1.2 million in cash. In addition, the Company assumed net liabilities of approximately $800,000, resulting in a total purchase price of approximately $4.5 million. The contingent consideration, if earned, will be payable at the sellers' option in the Company's common stock, at the then prevailing market price, or in cash. This acquisition will be accounted for as a purchase. The Company will record goodwill of approximately $4.5 million, which will be amortized over 15 years. Any contingent consideration paid will be accounted for as additional goodwill. For income tax purposes, this acquisition was a non-taxable transaction. CNSI, which has offices in Edison, NJ, Denver, CO, and San Francisco, CA, provides local and wide-area networking solutions, including design, procurement, installation, testing and maintenance. The results of operations of CNSI after the acquisition date will be included in the Company's consolidated statement of operations.

    The following unaudited pro forma information has been prepared assuming that the TMG and TSG mergers had taken place at the beginning of the respective periods. The pro forma information does not include the effects of merger costs of approximately $550,000 to be recorded in the quarter ended December 31, 1996 as a result of the TMG and TSG mergers. Results for the three months ended September 30, 1996 are not necessarily indicative of results for the year ending June 30, 1997.

                                                                                               THREE MONTHS
                                                                              YEAR ENDED          ENDED
                                                                             JUNE 30, 1996  SEPTEMBER 30, 1996
                                                                             -------------  ------------------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                                           DATA)
Revenues...................................................................   $   187,653       $   54,030
Pro forma net income.......................................................         9,300            2,727
Pro forma income per common share..........................................           .49              .14

    Had the acquisition of CNSI occurred at the beginning of the respective periods, revenues would have been increased by approximately $19.2 million and $5.3 million, for the year ended June 30, 1996 and for the three months ended September 30, 1996, respectively. The effects on pro forma net income and pro forma income per common share would not have been material.

(13) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following table sets forth certain statements of operations data for each of the quarters indicated below and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. All information has been restated for the effect of the merger with Spectrum in September 1996, which was accounted for as a pooling of interests, but has

                          CIBER, INC. AND SUBSIDIARIES
not been restated to reflect the poolings of interests with TMG and TSG (see note 12). The fourth quarters of fiscal 1995 and 1996 include merger costs of $1,075,000 and $901,000, respectively, related to poolings of interests. See note 2. The second and fourth quarters of fiscal 1996 and the fourth quarter of fiscal 1995 include income tax expense/benefit related to changes in the tax status of certain merged companies. See note 7.

                                           FIRST
                                          QUARTER     SECOND QUARTER  THIRD QUARTER  FOURTH QUARTER    TOTAL
                                        ------------  --------------  -------------  --------------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
YEAR ENDED JUNE 30, 1996
  Revenues............................   $   38,258     $   39,509      $  44,626      $   49,758    $  172,151
  Operating income....................        3,167          2,921          3,776           3,963        13,827
  Net income..........................        1,921          2,724          2,581           2,067         9,293
  Pro forma net income................        1,871          1,835          2,457           2,597         8,760
  Pro forma income per common and
    common equivalent share...........   $     0.11     $     0.10      $    0.13      $     0.14    $     0.48
YEAR ENDED JUNE 30, 1995
  Revenues............................   $   28,895     $   30,371      $  34,332      $   36,860    $  130,458
  Operating income....................        1,832          1,592          2,487           1,990         7,901
  Net income..........................        1,114          1,072          1,482             797         4,465
  Pro forma net income................        1,120            967          1,437           1,062         4,586
  Pro forma income per common and
    common equivalent share...........   $     0.07     $     0.06      $    0.08      $     0.06    $     0.27

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CIBER, INC.


Date:  December 12, 1996           By:  /s/ Richard A. Montoni
                                       ----------------------------
                                       Richard A. Montoni
                                       Executive Vice President/
                                       Chief Financial Officer

                               EXHIBIT INDEX


Exhibit No.        Description
-----------        -----------
  10.1             Employment Agreement between the Company and
                   Richard A. Montoni

  10.2             CIBER, Inc. Salary Continuation Retirement Plan for
                   Richard A. Montoni

  23.1             Consent of KPMG Peat Marwick LLP